EXHIBIT 15.2
October 29, 2018

Vornado Realty L.P.
New York, New York

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Vornado Realty L.P. and subsidiaries for the periods ended September 30, 2018, and 2017, and have issued our report dated October 29, 2018. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, is incorporated by reference in the joint Registration Statement No. 333-224104 on Form S-3 of Vornado Realty Trust and Vornado Realty L.P.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey